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Exhibit 99.03

                            , 2011

NRG ENERGY, INC.

Offer to Exchange

8.25% Senior Notes due 2020, which have been registered under the
Securities Act of 1933, as amended,
for any and all outstanding 8.25% Senior Notes due 2020
144A Notes (CUSIP 629377 BH4 and ISIN US629377BH43)
Regulation S Notes (CUSIP U66962 AE8 and ISIN USU66962AE87)

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON , 2011 (THE "EXPIRATION DATE"), UNLESS EXTENDED BY NRG ENERGY, INC. IN ITS SOLE DISCRETION
To:
Brokers, Dealers, DTC Participants, Commercial Banks, Trust Companies and Other Nominees:

        Enclosed for your consideration is a prospectus, dated                                    , 2011 (the "Prospectus"), of NRG Energy, Inc., a Delaware corporation (the "Issuer"), and the subsidiaries of the Issuer named as additional registrants on the registration statement of which the Prospectus is a part, and a related letter of transmittal (the "Letter of Transmittal"), that together constitute the Issuer's offer to exchange (the "Exchange Offer") up to $1,100,000,000 of the Issuer's 8.25% Senior Notes due 2020 (together with the guarantees thereof, the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like aggregate principal amount of the Issuer's outstanding 8.25% Senior Notes due 2020 (together with the guarantees thereof, the "Old Notes").

        We are asking you to contact your clients for whom you hold Old Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Old Notes registered in their own names.

        Enclosed herewith are copies of the following documents for forwarding to your clients:

        1.     The Prospectus;

        2.     The Letter of Transmittal for your use and for the information of your clients;

        3.     A form of notice of guaranteed delivery to be used to accept the Exchange Offer if all required documents are not immediately available or if time will not permit all required documents to reach the exchange agent on or prior to the expiration date or if the procedure for book-entry transfer (including a properly transmitted agent's message) cannot be completed on a timely basis; and

        4.     A form of instructions to a registered holder from the beneficial owner for obtaining your clients' instructions with regard to the Exchange Offer.

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.

        The Issuer will not pay any fees or commissions to any broker, dealer or other person (other than the exchange agent as described in the Prospectus) in connection with the solicitation of tenders of outstanding notes pursuant to the Exchange Offer.

        Please refer to "Exchange Offer" in the Prospectus for a description of the procedures which must be followed to tender notes in the Exchange Offer.

        Any inquiries you may have with respect to the Exchange Offer may be directed to the exchange agent at the address and telephone number set forth on the cover of the letter of transmittal. Additional copies of the enclosed material may be obtained from the exchange agent.

Very truly yours,
NRG Energy, Inc.

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON, THE AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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  Exhibit 99.03